EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
BancorpSouth, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-28081 and 333-139584) on Form S-4 and the registration statements (Nos. 333-84389, 333-84395, 333-88226, 333-115451, 333-133390, 333-153867 and 333-176391) on Form S-8 of BancorpSouth, Inc. of our reports dated February 25, 2013, with respect to the consolidated balance sheets of BancorpSouth, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012 and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of BancorpSouth, Inc.

/s/ KPMG LLP

Memphis, Tennessee
February 25, 2013